Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sigma-Aldrich Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-74163 and 333-170109) on Form S-3 and the registration statements (Nos. 333-49912, 333-62541, 333-64661, 333-30528, 333-105033 and 333-177866) on Form S-8 of Sigma-Aldrich Corporation (the Company) of our report dated February 13, 2012, with respect to the consolidated balance sheets of Sigma-Aldrich Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Sigma-Aldrich Corporation.

/s/ KPMG LLP

St. Louis, Missouri

February 13, 2012